Exhibit  23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-131431, 333-40838, 333-40846, 333-40868, 333-66390, 333-101201, 333-102039, 333-107628 and 333-110847 on Form S-8 and Registration Statement Nos. 333-128164 and 333-102036 on Form S-3 and of our reports dated June 14, 2006, relating to the consolidated financial statements and financial statement schedule of Capstone Turbine Corporation and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Capstone Turbine Corporation for the year ended March 31, 2006.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California
June 14, 2006